UNITED STATES STEEL CORPORATION
SUPPLEMENTAL RETIREMENT ACCOUNT PROGRAM
Effective December 31, 2006, Amended and Restated Effective January 1, 2016

1.    History and Purpose
United States Steel Corporation established the United States Steel Corporation Supplemental Retirement Account Program (the “Program”), and hereby amends and restates the Program effective January 1, 2016, as set forth herein. The Program was previously amended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
The purpose of this Program is to provide a pension benefit for certain Executive Management and certain other key managers with respect to compensation paid under the incentive compensation plans maintained by United States Steel Corporation, its subsidiaries, and its affiliated companies.
2.    Eligibility
An employee of United States Steel Corporation, a Subsidiary Company, or United States Steel and Carnegie Pension Fund, (collectively, the “Corporation”) is a Member of the Program if the employee is:

(a)	a member of the Executive Management Group as established from time to time by the United States Steel Corporation Board of Directors, or

(b)
effective March 1, 2011, for periods after such date, a General Manager (Level 9) employee of United States Steel Corporation, its domestically incorporated Subsidiary Companies or the United States Steel and Carnegie Pension Fund, but excluding expatriate employees who were not Members of the Program as of February 28, 2011, or

(c)
a key manager designated by name as a “Member” under this Program prior to February 21, 2011 by the Compensation and Organization Committee of the United States Steel Corporation Board of Directors (the “Committee”).

Effective November 1, 2012, General Manager (Level 9) employees who became Members of the Program based on Section 2.b. above who are moved to a lower level role for a reason other than performance shall continue to be Members of the Program.
Prior to January 1, 2016, an employee was not eligible to become a Member of the Program if he or she was a member of the United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”). Effective January 1, 2016, each employee who was a member of the Supplemental Pension Program on December 31, 2015, shall become a Member of this Program with respect to Incentive Compensation earned on or after January 1, 2016.
Subject to the consent requirement outlined below, a Member shall be eligible to receive a distribution of the value of the Member’s benefit accrued under the Program if the Member retires or otherwise terminates employment from the Corporation after completing ten years of continuous service or, if earlier, on or after the attainment of age 65. Benefits shall not be payable under this Program with respect to a Member who terminates employment with the

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Corporation, either (a) prior to age 55 (age 60 for terminations of employment prior to February 21, 2011), or (b) within 36 months of the date he or she becomes a Member of the Program (or a member of the Supplemental Pension Program if covered by such program on December 31, 2015), unless the Corporation consents to the termination of employment; provided, however, that such consent is not required for terminations on account of: (a) death, or (b) involuntary termination, other than for cause.
Except as otherwise provided in this Program, the terms “surviving spouse” and “Subsidiary Company” as used herein mean surviving spouse and subsidiary company as determined under (or, in the case of “subsidiary company”, as defined in) the United States Steel 1994 Salaried Pension Rules adopted under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Pension Plan”). Except as otherwise provided in this Program, the term “continuous service” as used herein means continuous service as determined under the United States Steel Corporation Savings Fund Plan for Salaried Employees or the U. S. Steel Tubular Services Savings Plan, as applicable.
3.    Amount of Benefit
The benefit accrued under the Program for a Member shall be equal to the amount of Corporation contributions and investment earnings credited to the Member’s Supplemental Retirement Account (“Account”) established under the Program.
a.    Corporation Contributions to the Supplemental Retirement Account
A Member’s Account shall be credited with Corporation contributions equal to the bonus awards paid (or payable) to the Member pursuant to the United States Steel Corporation 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) (hereinafter “Incentive Compensation”) multiplied by the applicable age-weighted crediting rate in effect for the Member, as shown below:

Age at Beginning of Month Bonus Was Paid	Crediting Rate under Program
Less than 35 years	4.75%
35 to less than 40	6.00%
40 to less than 45	7.25%
45 and above	8.50%

The crediting of Corporation contributions shall occur on the date the applicable Incentive Compensation is paid to the Member (or could have been paid to the Member if the Member had not elected to defer such Incentive Compensation).

Each Member (other than an employee who was covered under the Supplemental Pension Program on December 31, 2015) shall be eligible to receive a Catch-up Accrual. A Member’s Account shall be credited with a Catch-up Accrual (a) on March 31, 2011, for individuals who are Members of the Program on February 28, 2011 and for Members added on March

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1, 2011, and (b) at the end of the first full month of the Member’s participation in the Program for eligible individuals who become Members after March 1, 2011, equal to the product of:

(i)	10 years of prior service (or, if less, the Member’s prior years of eligible service with the Corporation for which he or she did not receive an accrual under this Program), times

(ii)
the STIP target percentage that applies to General Manager-level employees as of the determination date, regardless of whether the Member is covered by the United States Steel Corporation Short Term Incentive Plan, times

(iii)	the Member’s annual base salary as of the determination date, times

(iv)	the Member’s age-based Crediting Rate referenced in the chart above as of the determination date.
For purposes of the Catch-up Accrual, the determination date is (a) December 31, 2010 for Members who received a Catch-up Accrual on March 31, 2011, and (b) the last day of the month preceding the first full month of the Member’s participation in the Program for Members who will receive a Catch-up Accrual after March 31, 2011.
Notwithstanding anything to the contrary contained therein, no Corporation contribution shall be credited to a Member’s Account with respect to Incentive Compensation paid (or payable) to the Member (a) prior to the date he or she becomes a Member of the Program, or (b) after the date the Member was designated by the Committee as no longer covered by this Program.
b.    Investment Earnings in the Supplemental Retirement Account
A Member’s Account shall be credited with investment earnings in the same manner as if the balance in the Account had been invested in the applicable default investment fund under the United States Steel Corporation Savings Fund Plan for Salaried Employees or the U. S. Steel Tubular Services Savings Plan, whichever plan is applicable to the Member. The number of shares to be credited to a Member’s Account in the Program (book entry only) will be calculated using the amount of contribution and the net asset value of the applicable investment fund at markets close on the processing date.
4.    Form of Benefit and Timing of Distribution

a.	Lump Sum Distribution and Annuity Option for Benefits Accruing Through August 31, 2013
Subject to section 4.c. below, with respect to benefits accrued from December 31, 2006 through August 31, 2013, a Member shall receive, upon the Member’s termination of employment from the Corporation, a lump sum distribution of the benefits payable to him or her under the Program. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred.
Notwithstanding the foregoing specified form of payment, with respect to benefits accrued from December 31, 2006 through August 31, 2013, and subject to section 4.c. below, a Member may irrevocably elect to receive such benefits payable in the form of a single life

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annuity. An election may not become effective for 12 months from the date on which it is made, and such election must be submitted to the Corporation more than 12 months prior to the date the benefits are otherwise scheduled to be paid. In addition, the payment date elected for the commencement of monthly annuity installment payments must be deferred for a minimum of five years from the date such benefits would otherwise have been paid. The Member shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time when the Member has made a valid election to receive an annuity form of payment.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Program administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.
In the event a Member dies prior to termination of employment, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her Account under the Program, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

b.	Annuity Distribution and Lump Sum Option for Benefits Accruing On and After
September 1, 2013
Subject to section 4.c. below, with respect to benefits accrued on and after September 1, 2013, a Member shall receive, upon the Member’s termination of employment from the Corporation, a single life annuity distribution of the benefits payable to him or her under the Program. The payment date for commencement of monthly annuity installment payments shall be on the first regularly scheduled payroll date of the second calendar month following the month in which such termination of employment occurred.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Program administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by his or her life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings. The same reasonable actuarial

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assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.
Notwithstanding the foregoing specified form of payment, with respect to benefits that may accrue on and after September 1, 2013, and subject to section 4.c. below, an employee may receive such benefits in the form of a lump sum payment on the last business day of the calendar month following the month in which termination of employment occurred, provided the employee makes a timely benefit election. For employees in the Program on July 31, 2013, a one‑time irrevocable election to receive a lump sum payment must be made prior to September 1, 2013 in order to be valid. For employees who become eligible to participate in the Program after July 31, 2013, the one‑time irrevocable election must be made within 30 days after the individual becomes eligible and will be effective with respect to benefits accruing subsequent to the election.
In the event a Member dies prior to termination of employment, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.
c.     Delay in Payment to Specified Employees
In the case of any Member who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i)) and the regulations thereunder), no amount of such Member’s distribution shall be distributed as described in sections 4.a. or 4.b. above, but rather shall be payable (or payments shall commence in the case of an annuity form of payment) on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, earnings will accrue and be payable, on the date specified in the preceding sentence, on the balance due in the same manner as if the balance in the Account had been invested as provided in section 3.b. above. In the case of an annuity form of payment, installments otherwise payable in the first six months following separation from service shall be accumulated and paid on the first day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death).

d.	Full and Final Settlement
Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Program.

e.	Termination of Employment

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For purposes of this section 4, the term “termination of employment” shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.
5.    General Provisions
a.    Administration
The Vice President - Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Program. The administrator shall decide all questions arising out of and relating to the administration of this Program. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Program.
b.    Amendment or Termination of Program
The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Program is terminated, employees who are (or were) covered under this Program will continue to accrue eligibility service under the Program for purposes of satisfying (1) the age 55 requirement (age 60 requirement that was in effect for terminations of employment prior to February 21, 2011), and/or (2) the 36-month service requirement and/or (3) the age 65 or ten-year service requirement (15 year service requirement that was in effect for terminations of employment prior to February 21, 2011), as long as they remain employed with the Corporation, their participating employer, or any member of the controlled group that includes the Corporation. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the Corporation’s Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of the Corporation and the corporation law of the state of Delaware.
c.    No Guarantee of Employment
Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.
d.    Nonalienation
No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of taxes, or (ii) obligations under a qualified domestic relations order.
e.    No Requirement to Fund
Except to the extent provided otherwise in this paragraph, benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either

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directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.
f.    Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.
g.    Severability
If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if said illegal or invalid provision had never been included herein.
h.    Exclusive Provisions of Program
The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.
i.    Code Section 409A
This Program shall be interpreted and administered in accordance with Section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.
j.    Plan Mergers
Effective as of November 13, 2013, the Supplemental Accounts that were established by the Corporation on July 2, 2012 and July 1, 2013, were merged with and into the Program.

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